Exhibit 99.1

Noodles & Company Announces Second Quarter 2013 Financial Results

BROOMFIELD, Colo., August 8, 2013 (Global Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for the second quarter ended July 2, 2013.
Key highlights for the second quarter of 2013 compared to the second quarter of 2012 include:

•	Total revenue increased 18.2% to $89.2 million from $75.5 million.

•	Comparable restaurant sales increased 4.7% for company-owned restaurants, 2.3% for franchise restaurants and 4.4% system-wide.

•	Restaurant contribution margin increased 40 basis points to 21.3%.

•	Adjusted net income(1) increased 35.6% to $4.0 million or $0.13 per diluted share, from $2.9 million.

•	GAAP Net income was $0.1 million, compared to net income of $2.2 million.

•	13 new restaurants opened system-wide, including 11 company-owned and two franchised restaurants.
Key highlights for the first two quarters of 2013 compared to the first two quarters of 2012 include:

•	Total revenue increased 17.3% to $170.5 million from $145.4 million.

•	Comparable restaurant sales increased 3.5% for company-owned restaurants, 0.2% for franchise restaurants, and 3.0% system-wide.

•	Restaurant contribution margin decreased 40 basis points to 20.0%.

•	Adjusted net income(1) increased 11.0% to $5.4 million from $4.8 million, or $0.18 per diluted share.

•	GAAP Net income of $1.0 million, or $0.04 per diluted share, compared to net income of $3.5 million.

•	22 new restaurants opened system-wide, including 20 company-owned and two franchised restaurants.

(1) Adjusted net income is a non-GAAP measure. A reconciliation of US GAAP net income to adjusted net income is included in the accompanying financial data. See "Non-GAAP Financial Measures" below.
Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company, remarked “We are pleased with our second quarter results, as our team's efforts in creating a dining experience that we are proud of allowed us to complete our 15th consecutive quarter and 29 out of 30 quarters of positive comparable restaurant sales growth. Our EPS growth on adjusted net income of 35.6% was the result of continued hard work to bring our 'Your World Kitchen' positioning to life within our restaurants while expanding the brand through the opening of 13 additional restaurants system-wide. Moreover, the execution of our initial public offering on July 2nd has allowed us to pay off nearly all of our outstanding debt, giving us the capital flexibility to pursue our strategy of developing a 'Category of One' in the eating and drinking out space.”
Initial Public Offering
On July 2, 2013, we completed our initial public offering ("IPO") of our Class A common stock at $18.00 per share. We issued 6,160,714 shares, including 803,571 shares sold to the underwriters pursuant to their over-allotment option. After underwriter discounts and commissions and offering expenses, net proceeds from the offering were $100.2 million. These proceeds were used to repay all but $0.2 million of our outstanding debt as of July 2, 2013.
Second Quarter 2013 Financial Results
Revenue Growth of 18.2%
Total revenue increased $13.7 million in the second quarter of 2013, or 18.2%, to $89.2 million, compared with $75.5 million in the second quarter of 2012. This increase was the result of 58 net restaurants opened system-wide since the beginning of the second quarter of 2012, comparable restaurant sales growth and the calendar shift of the Easter holiday, on which we are closed, from the second quarter of 2012 to the first quarter of 2013.

In the second quarter of 2013, comparable restaurant sales increased 4.7% for company-owned restaurants, 2.3% for franchise restaurants and 4.4% system-wide. Adjusted for the impact of approximately 0.8% due to the aforementioned holiday shift, company-owned, franchise, and system-wide comparable restaurant sales were 3.9%, 1.5% and 3.6%, respectively.
The company-owned comparable restaurant sales increase of 4.7% in the second quarter fiscal 2013 was comprised of a traffic increase of 2.4% and an increase in per person spend of 2.3%.

Adjusted Net Income(2) Growth of 35.6%
Net income was $0.1 million in the second quarter of 2013, compared with net income of $2.2 million in the second quarter of 2012. Adjusted net income increased 35.6% to $4.0 million, primarily due to increased revenue and expansion of restaurant contribution. We define adjusted net income as net income plus a net savings in interest expense as a result of the pay down of debt using IPO proceeds, plus IPO related expenses and pre-IPO management fees, less estimated incremental costs of being a public company and the tax effects of these adjustments.
Restaurant contribution margin increased to 21.3% in the second quarter of 2013, compared with 20.9% in the second quarter of 2012. This increase was primarily driven by a reduction in food costs as a percentage of restaurant revenue, partially offset by an increase in labor percentage due to a larger percentage of restaurants in the non-comparable base.
Adjusted EBITDA(2) increased 24.1% in the second quarter of 2013 to $12.6 million, an increase of $2.4 million from the second quarter of 2012.
First Two Quarters 2013 Financial Results
Revenue Growth of 17.3%
Total revenue increased $25.1 million in the first two quarters 2013, or 17.3%, to $170.5 million, compared with $145.4 million in the same period of 2012. This increase was the result of 64 net restaurants opened system-wide since the beginning of the first quarter of 2012 and comparable restaurant sales growth. Comparable restaurant sales increased 3.5% for company-owned restaurants, 0.2% for franchise restaurants and 3.0% system-wide.

Adjusted Net Income(2) Growth of 11.0%
Net income was $1.0 million for the first two quarters of 2013, compared to net income of $3.5 million in the same period of 2012. Adjusted net income increased 11.0% to $5.4 million, primarily due to increased revenue and expansion of restaurant level restaurant contribution. We define adjusted net income as net income plus a net savings in interest expense as a result of the pay down of debt using IPO proceeds, plus IPO related expenses and pre-IPO management fees, less estimated incremental costs of being a public company and the tax effects of these adjustments.
Restaurant contribution margin was 20.0% as a percentage of restaurant revenue in the first two quarters of 2013, compared with 20.4% in the same period of 2012 due primarily to higher labor costs and higher costs of sales as a percentage of restaurant revenue.
Adjusted EBITDA(2) increased 14.8% in the first two quarters of 2013 to $20.8 million, an increase of $2.7 million from the first two quarters of 2012.

(2) Adjusted net income and Adjusted EBITDA are non-GAAP measures. A reconciliation of US GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

2013 Outlook
Management currently anticipates adjusted diluted net income per share between $0.39 and $0.41 for the full year of 2013. This compares to adjusted diluted net income per share of $0.31 in 2012. This guidance is based, in part, on the following assumptions for fiscal year 2013:

•	40 to 42 new company-owned restaurant openings, net of one closure in first quarter of 2013

•	Six to eight new franchise restaurant openings

•	Comparable restaurant sales growth of approximately 3.0%

•	An effective full year tax rate of 39.2%

•	Capital expenditures of approximately $44 million to $48 million

•	Annual weighted average adjusted diluted shares outstanding of 30.3 million to 30.7 million

•	Comparable adjustments to net income as discussed in "Reconciliations of Non-GAAP Measurements to US GAAP Results"

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Per Person Spend represents restaurant sales divided by traffic. Traffic represents the approximate number of entrees sold.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, provision (benefit) for income taxes, asset disposals, closure costs and restaurant impairments, depreciation and amortization, stock-based compensation, management fees and other non-recurring expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of the competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income represents net income plus a net savings in interest expense as a result of the pay down of debt using IPO proceeds, plus IPO related expenses and pre-IPO management fees, less incremental costs of being a public company and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. See “Non-GAAP Financial Measures” below.
Conference Call
Noodles & Company will host a conference call to discuss the second quarter financial results on Thursday, August 8, 2013 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 22485068. The replay will be available until Thursday, August 22, 2013. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com. An archive of the webcast will be available through the corporate website shortly after the call has concluded until Thursday, August 22, 2013.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters, such as the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.
For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 348 locations system-wide in 26 states and the District of Columbia as of July 2. 2013. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the sweet and spicy Japanese Pan Noodles, zesty Pesto Cavatappi and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, statements regarding 2013 guidance, comparable restaurant sales and operating margins, new restaurant development, expected public company expense, and our outlook, in particular, our target and adjusted net income, targeted restaurant openings and effective tax rate. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to maintain increases in comparable restaurant sales and to successfully execute our growth strategy; current economic conditions; price and availability of commodities; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues and perception of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including our final prospectus filed June 28, 2013.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 2, 2013	July 3, 2012	July 2, 2013	July 3, 2012
Revenue:
Restaurant revenue	$88,362	$74,757	$168,880	$143,955
Franchising royalties and fees	877	737	1,639	1,427
Total revenue	89,239	75,494	170,519	145,382
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	23,096	19,947	44,397	38,177
Labor	26,289	22,184	51,119	42,937
Occupancy	8,595	7,265	16,954	14,201
Other restaurant operating costs	11,575	9,711	22,635	19,264
General and administrative(1)	12,646	6,217	19,881	12,659
Depreciation and amortization	5,035	4,099	9,836	7,831
Pre-opening	769	590	1,690	1,171
Asset disposals, closure costs and restaurant impairments	297	282	498	462
Total costs and expenses	88,302	70,295	167,010	136,702
Income from operations	937	5,199	3,509	8,680
Interest expense	1,014	1,492	2,067	2,776
Income (loss) before income taxes	(77)	3,707	1,442	5,904
Provision (benefit) for income taxes	(145)	1,527	450	2,433
Net income	$68	$2,180	$992	$3,471
Earnings per share of Class A and Class B common stock, combined:
Basic	$—	$0.09	$0.04	$0.15
Diluted	$—	$0.09	$0.04	$0.15
Weighted average Class A and Class B common stock outstanding, combined:
Basic	23,509,781	23,238,984	23,374,383	23,238,984
Diluted	24,189,814	23,244,680	23,979,011	23,242,831
________________________

(1)
In the second quarter of 2013, we incurred $5.7 million of IPO related expenses: $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at the time of grant, $1.7 million of transaction bonuses and related payroll taxes and $800,000 in transaction payments to our Equity Sponsors. Additionally, the second quarter of 2013 and 2012 and the first two quarters of 2013 and 2012 each included $250,000 and $500,000, respectively of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(in thousands, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 2, 2013	July 3, 2012	July 2, 2013	July 3, 2012
Revenue:
Restaurant revenue	99.0%	99.0%	99.0%	99.0%
Franchising royalties and fees	1.0	1.0	1.0	1.0
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):(1)
Cost of sales	26.1	26.7	26.3	26.5
Labor	29.8	29.7	30.3	29.8
Occupancy	9.7	9.7	10.0	9.9
Other restaurant operating costs	13.1	13.0	13.4	13.4
General and administrative(2)	14.2	8.2	11.7	8.7
Depreciation and amortization	5.6	5.4	5.8	5.4
Pre-opening	0.9	0.8	1.0	0.8
Asset disposals, closure costs and restaurant impairments	0.3	0.4	0.3	0.3
Total costs and expenses	99.0	93.1	97.9	94.0
Income from operations	1.0	6.9	2.1	6.0
Interest expense	1.1	2.0	1.2	1.9
Income (loss) before income taxes	(0.1)	4.9	0.8	4.1
Provision (benefit) for income taxes	(0.2)	2.0	0.3	1.7
Net income	0.1%	2.9%	0.6%	2.4%
________________________

(1)	As a percentage of restaurant revenue.

(2)
In the second quarter of 2013, we incurred $5.7 million of IPO related expenses; $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at the time of the grant, $1.7 million of transaction bonuses and related payroll taxes and $800,000 in transaction payments to our Equity Sponsors. Additionally, the second quarter of 2013 and 2012 and the first two quarters of 2013 and 2012 each included $250,000 and $500,000, respectively of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	July 2, 2013	January 1, 2013
Balance Sheet Data
Total current assets	$17,277	$16,154
Total assets	171,687	156,995
Total current liabilities	24,446	23,760
Total long-term debt	207	94,481
Total liabilities	52,451	142,987
Temporary equity	—	3,601
Total stockholders' equity	119,236	10,407

	Fiscal Quarter Ended
	July 2, 2013	April 2, 2013	January 1, 2013	October 2, 2012	July 3, 2012
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	295	284	276	261	253
Franchise restaurants at end of period	53	51	51	48	46
Revenue Data:
Company-owned average unit volumes	$1,184	1,180	1,178	1,175	1,170
Franchise average unit volumes	$1,123	1,121	1,128	1,118	1,107
Company-owned comparable restaurant sales	4.7%	2.2%	4.2%	3.4%	6.8%
Franchise comparable restaurant sales	2.3%	(1.9)%	2.9%	2.9%	9.0%
System-wide comparable restaurant sales	4.4%	1.5%	4.0%	3.3%	7.1%

Reconciliations of Non-GAAP Measurements to US GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 2, 2013	July 3, 2012	July 2, 2013	July 3, 2012
	(in thousands, unaudited)
Net income	$68	$2,180	$992	$3,471
Depreciation and amortization	5,035	4,099	9,836	7,831
Interest expense	1,014	1,492	2,067	2,776
Provision (benefit) for income taxes	(145)	1,527	450	2,433
EBITDA	$5,972	$9,298	$13,345	$16,511
Asset disposals, closure costs and restaurant impairment	297	282	498	462
Management fees(a)	250	250	500	500
Stock-based compensation expense	378	297	741	606
IPO related expenses(b)	5,667	—	5,667	—
Adjusted EBITDA	$12,564	$10,127	$20,751	$18,079
______________________________

EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by US GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations described in the table below.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our US GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

(a)
The second quarter of 2013 and 2012 and the first two quarters of 2013 and 2012 each included $250,000 and $500,000, respectively of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

(b)
Reflects certain expenses incurred in conjunction with the closing of our initial public offering. Amount includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operations Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $800,000 in transaction payments to our Equity Sponsors.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 2, 2013	July 3, 2012	July 2, 2013	July 3, 2012
	(in thousands, unaudited)
Net income	$68	$2,180	$992	$3,471
Interest expense as reported (a)	1,014	1,492	2,067	2,776
Adjusted interest expense using reduced debt balances (b)	(162)	(162)	(301)	(301)
Pre-IPO management fees (c)	250	250	500	500
IPO related expenses (d)	5,667	—	5,667	—
Estimated incremental public costs (e)	(357)	(357)	(714)	(714)
Tax effect of adjustments (f)	(2,514)	(479)	(2,830)	(886)
Adjusted net income	$3,966	$2,924	$5,381	$4,846

Adjusted earnings per Class A and Class B common stock, combined (g)
Basic	$0.13	$0.10	$0.18	$0.16
Diluted	$0.13	$0.10	$0.18	$0.16
Pro forma weighted average Class A and Class B common stock outstanding, combined (g)
Basic	29,680,395	29,409,598	29,544,997	29,409,598
Diluted	30,360,428	29,415,294	30,149,625	29,413,445

_____________________________

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income plus a net savings in interest expense as a result of the pay down of debt using IPO proceeds, plus IPO related expenses and pre-IPO management fees, less estimated incremental costs of being a public company and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

(a)	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

(b)
Reflects interest expense assuming no term loan balance and daily balances outstanding on our revolver adjusted for the repayment of the revolver down to $0.2 million. This balance reflects $100.2 million repayment of both term and revolving debt from the net proceeds of our IPO. The interest adjustment is based on the following assumptions:

(1) Unused facility fees based on the daily revolver balances
(2) Lower annual amortization of deferred loan costs due to the repayment of the term loan

(c)	Reflects the elimination of the management fees and Class C common stock dividend paid to our sponsors for the periods presented.

(d)
Reflects certain expenses incurred in conjunction with the closing of our initial public offering. The adjustment includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $800,000 in transaction payments to our Equity Sponsors.

(e)
Reflects an adjustment of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.

(f)	Reflects the tax expense associated with the adjustments in a through e above at the normalized tax rate of 39.2%, which reflects our estimated long-term effective tax rate.

(g)
Reflects weighted average shares outstanding as if all shares sold in our IPO were outstanding as of the first day of our fiscal year. Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.